Exhibit 99.1

Contact:
invest@albemarle.com	1.980.308.6194

Albemarle Reports First Quarter 2026 Results

CHARLOTTE, N.C. – May 6, 2026 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the first quarter ended March 31, 2026.
First Quarter 2026 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)
•Net sales of $1.4 billion, up 33% due to higher volumes and pricing in Energy Storage (volumes +14%, price +51%) and Specialties (volumes +7%, price +2%).
•Net income of $319 million, or $2.34 per diluted share attributable to common shareholders; Adjusted income of $2.95 per diluted share attributable to common shareholders(a).
•Adjusted EBITDA(a) of $664 million; up 148% due primarily to higher volumes and pricing in Energy Storage and Specialties and on-going cost and productivity improvements. Adjusted EBITDA expanded in both Energy Storage (+196%) and Specialties (+30%).
•Cash from operating activities of $346 million and free cash flow of $248 million(a). Capital expenditures of $99 million; maintaining full-year capital expenditure forecast of $550 million to $600 million.
•Delivered $40 million in cost and productivity improvements, on track to achieve full-year target of $100 million to $150 million.
•Closed sales of Eurecat joint venture and controlling stake in Ketjen for a combined $648 million net cash proceeds.
•Completed debt reduction actions that resulted in paying down $1.3 billion of outstanding debt and lowering the weighted average interest rate.
•Improved 2026 outlook considerations, including increased full-year Specialties outlook for both sales and adjusted EBITDA, primarily due to higher prices, and reduced interest expense following recent debt reduction actions. Maintaining enterprise outlook scenarios as these improvements are expected to offset higher costs related to supply chain disruptions in the Middle East.
(a)    See Non-GAAP Reconciliations for further details.
“Albemarle had a strong start to 2026, with net sales and adjusted EBITDA up year over year. Higher pricing and volumes in Energy Storage and Specialties, along with continued cost and productivity actions, were the key contributors to our results,” said Kent Masters, Chairman and CEO. “We also took advantage of our successful cash and portfolio management actions to pay down debt in the quarter, further strengthening our balance sheet and financial flexibility. As the global operating environment remains uncertain, we are focused on the things within our control, including operational excellence, cost and productivity discipline, and cash generation, to enable long-term volume and earnings growth.”

First Quarter 2026 Results

In millions, except per share amounts	Q1 2026	Q1 2025	$ Change	% Change
Net sales	$1,428.7	$1,076.9	$351.9	32.7%
Net income attributable to Albemarle Corporation	$319.1	$41.3	$277.7	671.7%
Adjusted EBITDA(a)	$663.8	$267.1	$396.7	148.5%
Diluted income (loss) per share attributable to common shareholders	$2.34	$(0.00)	$2.34	NM
Non-operating pension and OPEB items(a)	0.01	—
Non-recurring and other unusual items(a)	0.60	(0.18)
Adjusted diluted income (loss) per share attributable to common shareholders(a)(b)	$2.95	$(0.18)	$3.13	NM
(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales for the first quarter of 2026 were $1.4 billion compared to $1.1 billion for the prior-year quarter, up 33%, driven primarily by higher price and volume in both Energy Storage and Specialties. The divestiture of Ketjen reduced net sales by 4% versus prior year. Adjusted EBITDA of $664 million increased by $397 million from the prior-year quarter, primarily due to higher net sales and on-going cost and productivity improvements. Net income attributable to Albemarle of $319 million increased year over year by $278 million.

The effective income tax rate for the first quarter of 2026 was 8.5% compared to 21.0% in the same period of 2025. On an adjusted basis, the effective income tax rates were 5.2% and (42.8)% for the first quarters of 2026 and 2025, respectively, with the change primarily due to geographic income mix including higher income in jurisdictions with net operating losses or tax valuation allowances.

Energy Storage Results

In millions	Q1 2026	Q1 2025	$ Change	% Change
Net Sales	$891.2	$524.6	$366.6	69.9%
Adjusted EBITDA	$551.4	$186.4	$365.0	195.9%

Energy Storage net sales for the first quarter of 2026 were $891 million, an increase of $367 million, or 70%, due to higher pricing (+51%) and volumes (+14%). Adjusted EBITDA of $551 million increased $365 million, or 196%, primarily due to higher lithium pricing, spodumene inventory timing, and cost and productivity improvements.

Specialties Results

In millions	Q1 2026	Q1 2025	$ Change	% Change
Net Sales	$358.4	$321.0	$37.4	11.7%
Adjusted EBITDA	$76.1	$58.7	$17.5	29.8%

Specialties net sales for the first quarter of 2026 were $358 million, an increase of $37 million, or 12%, primarily due to higher volumes (+7%) and pricing (+2%). Adjusted EBITDA of $76 million increased $17 million, or 30%, due to higher net sales and cost and productivity improvements.

2026 Outlook Considerations

Total Corporate Outlook Considerations
The table below reflects expected outcomes for the total company based on recently observed lithium market price scenarios. Outlook ranges for each scenario are based on variation in sales volume and product mix. Energy Storage production volumes are expected to increase year over year. Sales volumes are expected to be approximately flat following inventory drawdowns that occurred in 2025. All three scenarios assume flat market pricing flowing through Energy Storage’s current contract book which includes approximately 40% of salts volume on long-term agreements. Scenarios also assume that spodumene pricing averages 10% of the lithium carbonate equivalent (LCE) price, while other costs are assumed to be constant.

Total Corporate FY 2026E
Observed market price case(a)	FY 2025 avg.	Q1 2026 avg.	2021-2025 avg.
Average lithium market price ($/kg LCE)(a)	~$10	~$20	~$30
Net sales	$4.1 - $4.3 billion	$5.7 - $6.0 billion	$7.5 - $7.8 billion
Adjusted EBITDA(b)	$0.9 - $1.0 billion	$2.4 - $2.6 billion	$4.2 - $4.4 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information Regarding Non-GAAP Measures” for more information.

Energy Storage Market Price Scenarios

Energy Storage FY 2026E
Observed market price case(a)	FY 2025 avg.	Q1 2026 avg.	2021-2025 avg.
Average lithium market price ($/kg LCE)(a)	~$10	~$20	~$30
Net sales	$2.5 - $2.6 billion	$4.0 - $4.2 billion	$5.9 - $6.1 billion
Adjusted EBITDA	$0.7 - $0.8 billion	$2.1 - $2.3 billion	$3.9 - $4.1 billion
Equity in net income of unconsolidated investments (net of tax)(b)	$0.2 - $0.3 billion	$0.6 - $0.7 billion	$1.0 - $1.1 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    Included in adjusted EBITDA on a pre-tax basis.

Specialties Outlook Considerations
Specialties net sales and adjusted EBITDA outlook is improved primarily due to higher-than-expected bromine pricing in Chinese and Indian spot markets. Our outlook continues to reflect modest volume growth in key end markets led by semiconductors, oil and gas, flame retardants and pharmaceuticals partially offset by expected softness in automotive and petrochemicals. Operations at the Jordan Bromine Company (JBC) joint venture have fully recovered from the flooding event in late December 2025 and continue to operate despite geopolitical tensions in the region.

Segment FY 2026E
Specialties net sales	$1.3 - $1.5 billion
Specialties adjusted EBITDA	$225 - $275 million

Other Corporate Outlook Considerations
Albemarle expects its 2026 capital expenditures to be roughly flat compared to 2025, in the range of $550 million to $600 million.

Following the sale of a controlling stake in Ketjen, announced on March 2, 2026, the refining catalyst business earnings are now classified as equity income and included in Corporate, as are the results of the retained Performance Catalyst Solutions (PCS) business. The adjusted EBITDA and equity income contributions from these are expected to be immaterial post transaction.

Interest and financing expense is now expected to be between $120 and $140 million for 2026 following the debt reduction actions completed in the first quarter of 2026.

Other Corporate FY 2026E
Capital expenditures	$550 - $600 million
Depreciation and amortization	$660 - $680 million
Adjusted effective tax rate(a)	(50)% - 30%
Corporate adjusted EBITDA (incl. FX, Ketjen equity income & PCS)	($20) - $20 million
Interest and financing expenses	$120 - $140 million
Weighted-average common shares outstanding (diluted)(b)	~118 million
(a)    Adjusted effective tax rate dependent on lithium market prices and geographic income mix
(b)    Diluted weighted-average common shares outstanding amount assumes the net income attributable to common shareholders will be reduced by mandatory convertible preferred stock dividends. If the assumed conversion of preferred stock results in a more dilutive earnings per share, the diluted weighted-average common shares outstanding will reflect this conversion.

Cash Flow and Capital Deployment
Cash from operations of $346 million in the first three months of 2026 decreased $201 million compared to the prior-year period. First quarter 2025 cash from operations included a one-time $350 million customer prepayment. Capital expenditures of $99 million in the first three months of 2026 decreased by $84 million versus the prior-year period.

Balance Sheet and Liquidity
As of March 31, 2026, Albemarle had estimated liquidity of approximately $2.7 billion, including $1.1 billion of cash and cash equivalents, $1.5 billion available under our revolver and $87 million available under other credit lines. Total debt was $1.9 billion, representing a net debt to adjusted EBITDA ratio (as defined in our credit agreement) of approximately 1.0. In March, the company completed debt reduction actions that resulted in paying down $1.3 billion of outstanding debt and lowering the weighted average interest rate.

Earnings Call

Date:	Thurs., May 7, 2026
Time:	8:00 AM Eastern time
Dial-in (U.S.):	1-800-590-8290
Dial-in (International):	1-240-690-8800
Conference ID:	ALBQ1

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) is a world leader in transforming essential resources into critical ingredients for mobility, energy, connectivity and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allows us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at Albemarle.com.

Albemarle regularly posts information to Albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, U.S. Securities and Exchange Commission filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “ambition,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will.” Forward-looking statements may include statements regarding: our 2026 company and segment outlooks, including guidance related to impact on 2026 EBITDA, volumes, and cash flow; plans and expectations regarding customer demand and sales; production impacts; financial flexibility and optionality; expected or actual market pricing of lithium, spodumene, bromine, and lithium specialties (“Company Products”); supply and demand for Company Products; drivers of long-term demand and growth; other underlying assumptions and outlook considerations; expected capital allocation and expenditure amounts and the corresponding impact on cash flow; plans and expectations regarding other mining interests, resources, reserves, projects and activities, compound annual growth rate, cost reductions, conversion network optimization, margin improvement, accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; changes in trade policies and tariffs; and the financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in market pricing of lithium carbonate equivalent and spodumene; potential production volume shortfalls; increased competition and pressure to renegotiate contract terms; changes in product or conversion demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; political unrest affecting global trade, including tensions in the Middle East; the global economy and clean energy initiatives; changes in inflation or interest rates; volatility and uncertainties in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; expected benefits and expenses from new operating structure and asset optimization activities; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this presentation. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net sales	$1,428,731	$1,076,881
Cost of goods sold	927,765	920,582
Gross profit	500,966	156,299
Selling, general and administrative expenses	137,406	123,502
Restructuring charges and asset write-offs	25,866	(1,063)
Research and development expenses	9,170	14,099
Loss on sale of business	95,018	—
Operating income	233,506	19,761
Interest and financing expenses	(33,121)	(48,977)
Other income, net	53,810	10,250
Income (loss) before income taxes and equity in net income of unconsolidated investments	254,195	(18,966)
Income tax expense (benefit)	21,511	(3,978)
Income (loss) before equity in net income of unconsolidated investments	232,684	(14,988)
Equity in net income of unconsolidated investments (net of tax)	96,293	64,286
Net income	328,977	49,298
Net income attributable to noncontrolling interests	(9,886)	(7,950)
Net income attributable to Albemarle Corporation	319,091	41,348
Mandatory convertible preferred stock dividends	(41,688)	(41,688)
Net income (loss) attributable to Albemarle Corporation common shareholders	$277,403	$(340)
Basic earnings (loss) per share attributable to common shareholders	$2.35	$(0.00)
Diluted earnings (loss) per share attributable to common shareholders	$2.34	$(0.00)

Weighted-average common shares outstanding – basic	117,854	117,603
Weighted-average common shares outstanding – diluted	118,607	117,603

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,089,809	$1,618,001
Trade accounts receivable	522,715	593,502
Other accounts receivable	136,767	105,110
Inventories	1,346,960	1,179,271
Other current assets	162,932	140,440
Current assets held for sale	—	371,815
Total current assets	3,259,183	4,008,139
Property, plant and equipment	11,822,899	11,768,840
Less accumulated depreciation and amortization	3,297,806	3,156,429
Net property, plant and equipment	8,525,093	8,612,411
Investments	1,022,707	900,926
Other assets	636,574	647,185
Goodwill	1,488,404	1,499,657
Other intangibles, net of amortization	207,617	214,233
Noncurrent assets held for sale	—	491,660
Total assets	$15,139,578	$16,374,211
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$677,151	$779,160
Accounts payable to related parties	256,630	134,369
Accrued expenses	452,927	521,831
Current portion of long-term debt	74,628	74,077
Dividends payable	61,456	61,387
Income taxes payable	53,139	35,467
Current liabilities held for sale	—	191,753
Total current liabilities	1,575,931	1,798,044
Long-term debt	1,807,203	3,119,464
Postretirement benefits	45,075	44,744
Pension benefits	115,451	117,361
Other noncurrent liabilities	1,118,508	1,084,892
Deferred income taxes	369,294	368,275
Noncurrent liabilities held for sale	—	59,970
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,179	1,178
Mandatory convertible preferred stock	2,235,105	2,235,105
Additional paid-in capital	3,029,667	3,018,213
Accumulated other comprehensive loss	(259,112)	(334,807)
Retained earnings	4,843,335	4,613,676
Total Albemarle Corporation shareholders’ equity	9,850,174	9,533,365
Noncontrolling interests	257,942	248,096
Total equity	10,108,116	9,781,461
Total liabilities and equity	$15,139,578	$16,374,211

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash and cash equivalents at beginning of year	$1,618,001	$1,192,230
Cash flows from operating activities:
Net income	328,977	49,298
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	157,805	161,754
Loss on sale of business	95,018	—
Gain on sale of equity investment	(42,300)	—
Stock-based compensation and other	7,883	6,966
Equity in net income of unconsolidated investments (net of tax)	(96,293)	(64,286)
Dividends received from unconsolidated investments and nonmarketable securities	—	60,335
Pension and postretirement expense	2,921	1,696
Pension and postretirement contributions	(3,204)	(5,196)
Unrealized loss on investments in marketable securities	5,137	5,331
Gain on early extinguishment of debt	(12,591)	—
Deferred income taxes	(1,005)	(5,669)
Working capital changes	(144,430)	(21,992)
Noncurrent liability changes and other, net	48,326	358,970
Net cash provided by operating activities	346,244	547,207
Cash flows from investing activities:
Capital expenditures	(98,676)	(182,624)
Proceeds from sale of businesses, net of cash sold	525,156	—
Proceeds from sale of investments	123,270	—
(Payments) proceeds from settlement of foreign currency forward contracts, net	(10,514)	50,245
Sales of marketable securities, net	1,785	3,381
Investments in equity investments and nonmarketable securities	(59)	(60)
Net cash provided by (used in) investing activities	540,962	(129,058)
Cash flows from financing activities:
Repayments of long-term debt and credit agreements	(1,296,595)	(9,615)
Proceeds from borrowings of long-term debt and credit agreements	18,396	—
Other debt repayments, net	(11,237)	(1,195)
Fees related to early extinguishment of debt	(1,639)	—
Dividends paid to common shareholders	(47,667)	(47,607)
Dividends paid to mandatory convertible preferred shareholders	(41,688)	(41,688)
Dividends paid to noncontrolling interests	(37,462)	(18,169)
Proceeds from exercise of stock options	8,917	1,186
Withholding taxes paid on stock-based compensation award distributions	(3,939)	(2,904)
Other	(438)	(14)
Net cash used in financing activities	(1,413,352)	(120,006)
Net effect of foreign exchange on cash and cash equivalents	(2,046)	28,138
(Decrease) increase in cash and cash equivalents	(528,192)	326,281
Cash and cash equivalents at end of period	$1,089,809	$1,518,511

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net sales:
Energy Storage	$891,165	$524,565
Specialties	358,413	321,014
Total segment net sales	1,249,578	845,579
Corporate and all other	179,153	231,302
Total net sales	$1,428,731	$1,076,881

Adjusted EBITDA:
Energy Storage	$551,356	$186,355
Specialties	76,129	58,666
Total segment adjusted EBITDA	627,485	245,021
Corporate and all other	36,329	22,123
Total adjusted EBITDA	$663,814	$267,144

See accompanying non-GAAP reconciliations below.

Additional Information Regarding Non-GAAP Measures

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted net income (loss) attributable to Albemarle Corporation common shareholders, adjusted diluted income (loss) per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, adjusted net income (loss) attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income attributable to Albemarle Corporation is defined as net income attributable to Albemarle Corporation before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. Adjusted net income (loss) attributable to Albemarle Corporation common stockholders is defined as adjusted net income attributable to Albemarle Corporation after mandatory convertible preferred stock dividends. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense (benefit), and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
	2026		2025
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales
Net income attributable to Albemarle Corporation	$319,091		$41,348
Add back:
Non-operating pension and OPEB items (net of tax)	971		125
Non-recurring and other unusual items (net of tax)	81,390		(21,200)
Adjusted net income attributable to Albemarle Corporation	401,452		20,273
Mandatory convertible preferred stock dividends(a)	—		(41,688)
Adjusted net income (loss) attributable to Albemarle Corporation common shareholders	$401,452		$(21,415)

Adjusted diluted income (loss) per share attributable to common shareholders	$2.95		$(0.18)

Adjusted weighted-average common shares outstanding – diluted(a)	136,128		117,603

Net income attributable to Albemarle Corporation	$319,091	22.3%	$41,348	3.8%
Add back:
Interest and financing expenses	33,121	2.3%	48,977	4.5%
Income tax expense (benefit)	21,511	1.5%	(3,978)	(0.4)%
Depreciation and amortization	157,805	11.0%	161,754	15.0%
EBITDA	531,528	37.2%	248,101	23.0%
Proportionate share of Windfield income tax expense	41,534	2.9%	25,326	2.4%
Non-operating pension and OPEB items	1,347	0.1%	275	—%
Non-recurring and other unusual items	89,405	6.3%	(6,558)	(0.6)%
Adjusted EBITDA	$663,814	46.5%	$267,144	24.8%

Net sales	$1,428,731		$1,076,881

(a) Calculation of adjusted diluted income (loss) per share attributable to common shareholders for the three months ended March 31, 2026 excludes $41.7 million of mandatory convertible preferred stock dividends and includes the assumed conversion of preferred stock into the diluted shares outstanding, as this results in the more dilutive per share result.

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate and all other category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended
	March 31,
	2026	2025
Interest cost	$9,041	$8,810
Expected return on assets	(7,694)	(8,535)
Total	$1,347	$275

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income (loss) calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2026	2025
Restructuring charges and asset write-offs(1)	$0.19	$(0.02)
Acquisition and integration related costs(2)	0.01	0.01
Loss on sale of business/equity investment, net(3)	0.39	—
Gain on early extinguishment of debt(4)	(0.09)	—
Loss in fair value of public equity securities(5)	0.04	0.03
Other(6)	0.03	(0.08)
Tax related items(7)	0.03	(0.12)
Total non-recurring and other unusual items	$0.60	$(0.18)

(1)During the three months ended March 31, 2026, the Company announced it would place Kemerton Train 1 into care and maintenance. The three months ended March 31, 2025 included certain restructuring costs and adjustments to previously recorded costs related to restructuring actions originally entered into in 2024. As a result, the Company recorded charges (gains) of $25.9 million and ($1.1 million) in Restructuring charges and asset write-offs for the three months ended March 31, 2026 and 2025, respectively, and losses of $0.2 million in Other income, net for the three months ended March 31, 2025. Due to the impact of valuation allowances, this resulted in total after-tax losses (gains) of $25.9 million, or $0.19 per share, and ($2.1) million, or ($0.02) per share, for the three months ended March 31, 2026 and 2025, respectively.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months ended March 31, 2026 and 2025 were $1.1 million and $1.4 million ($1.1 million and $1.1 million after income taxes due to the impact of valuation allowances, or $0.01 and $0.01 per share), respectively.

(3)During the first quarter of 2026, the Company divested its controlling ownership interest in its Refining Solutions business and its full 50% ownership interest in the Eurecat joint venture. As a result of these transactions, the Company recorded a net loss of $52.7 million ($0.39 per share, with no income tax effect due to the impact of valuation allowances), representing the proceeds received less the carrying value as of the transaction dates.

(4)During the first quarter of 2026, the Company completed a $1.3 billion debt tender and redemption, resulting in a gain on early extinguishment of debt of $12.6 million ($0.09 per share, with no income tax effect due to the impact of valuation allowances), representing the repurchase of this debt at a discount, partially offset by tender premiums and redemption fees.

(5)Losses resulting from the net change in fair value of investments in public equity securities, recorded in Other income, net for the three months ended March 31, 2026 and 2025 of $5.5 million and $5.0 million ($5.5 million and $3.9 million after income taxes, or $0.04 and $0.03 per share), respectively.

(6)Other adjustments for the three months ended March 31, 2026 included amounts recorded in:
•Selling, general and administrative expenses - primarily related to a $3.9 million charge for a non-income tax audit of a facility no longer controlled by the Company.
After income taxes, these net losses totaled $4.2 million, or $0.03 per share.

Other adjustments for the three months ended March 31, 2025 included amounts recorded in:
•Selling, general and administrative expenses - $3.2 million of gains from the sale of assets at a site not part of our operations, partially offset by $0.6 million of expenses related to certain historical legal matters.
•Other income, net - $9.8 million of income from PIK dividends of preferred equity in a Grace subsidiary and a $1.9 million gain primarily resulting from the adjustment of indemnification related to previously disposed businesses, partially offset by $1.9 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net gains totaled $9.8 million, or $0.08 per share.

(7)Included in Income tax expense (benefit) for the three months ended March 31, 2026 are discrete net tax expenses of $4.6 million, or $0.03 per share, primarily related to the impact of foreign tax reserves.

Included in Income tax expense (benefit) for the three months ended March 31, 2025 are discrete net tax benefits of $14.2 million, or $0.12 per share, primarily related to the reduction in a foreign tax reserve and excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income (loss) before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended March 31, 2026
As reported	$254,195	$21,511	8.5%
Non-recurring, other unusual and non-operating pension and OPEB items	78,162	(4,199)
As adjusted	$332,357	$17,312	5.2%

Three months ended March 31, 2025
As reported	$(18,966)	$(3,978)	21.0%
Non-recurring, other unusual and non-operating pension and OPEB items	(6,283)	14,792
As adjusted	$(25,249)	$10,814	(42.8)%

See below for the reconciliation of free cash flow, a non-GAAP measure, to net cash provided by operating activities, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

Three Months Ended
March 31, 2026
Free cash flow:
Net cash provided by operating activities	$346,244
Less: Capital expenditures	(98,676)
Free cash flow	$247,568